Exhibit 10.1

EXECUTION COPY

INVESTORS’ RIGHTS AGREEMENT

by and among

ONCOBIOLOGICS, INC.,

STRIDES PHARMA INC.

and

CERTAIN KEY HOLDERS

March 10, 2014

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6.6	Amendments and Waivers	24
6.7	Severability	24
6.8	Aggregation of Stock	24
6.9	Additional Investors	24
6.10	Entire Agreement	24
6.11	Dispute Resolution	24
6.12	Delays or Omissions	25

Schedule A - Schedule of Key Holders

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INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 10th day of March, 2014, by and among Oncobiologics, Inc., a New Jersey corporation (the “Company”), Strides Pharma Inc., a company incorporated under the laws of New Jersey (the “Investor”), and each of the shareholders listed on Schedule A hereto, each of whom is referred to herein as a “Key Holder”.

RECITALS

WHEREAS, the Company and the Investor are parties to the Securities Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investor to invest funds in the Company pursuant to the Purchase Agreement, the Investor and the Company hereby agree that this Agreement shall govern the rights of the Investor to cause the Company to register shares of Common Stock issuable to the Investor, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.           Definitions. For purposes of this Agreement:

1.1           “Adjustment Period” means the time from the date hereof through the date on which the Company has engaged in a Qualified IPO or a Qualified Liquidation Event.

1.2           “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3           “Board of Directors” means the Company’s board of directors.

1.4           “Common Stock” means the Company’s common stock, no par value per share.

1.5           “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to

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make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.6           “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.7           “Excepted Securities” means (i) securities of the Company issued upon the conversion or exercise of any currently issued debenture, warrant, option, or other convertible security and that have not been amended to either reduce their conversion or exercise price and/or to increase the number of shares issuable upon any such exercise or conversion; (ii) Common Stock issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock; (iii) shares of Common Stock (or options to purchase such shares of Common Stock) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any plan approved by the Board of Directors and shareholders; (iv) securities of the Company issued in connection with business combinations with a business that the Company, in good faith, determines to be synergistic with the Company; and (v) securities of the Company issued in strategic transactions in which the Board of Directors expects, in good faith, to derive substantial benefits, so long as such transactions are not for the principal purpose of raising capital

1.8           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9           “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.10         “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.11         “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.12         “GAAP” means generally accepted accounting principles in the United States.

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1.13         “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.14         “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.15         “Initiating Holder” means the Holder who properly initiates a registration request under this Agreement.

1.16         “Key Employee” means any executive-level employee (including, division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

1.17         “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.18         “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.19         “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock and Series B Preferred Stock.

1.20         “Qualified IPO” means the closing by the Company of a firm commitment underwritten public offering with a price of at least 4.3 times the Per Share Purchase Price (as defined in the Purchase Agreement) and gross proceeds to the Company of not less than $50 million.

1.21         “Qualified Liquidation Event” means a merger or consolidation (other than one in which shareholders of the Company own a majority of the voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company in which the consideration is either all cash or securities that are either registered for sale on an exchange or quotation system or otherwise unrestricted and pursuant to which the equity value of the Company (exclusive of any liabilities being assumed by the surviving or acquiring corporation) is at least $300 million.

1.22         “Registrable Securities” means the Purchased Shares (as defined in the Purchase Agreement), the Additional Shares (as defined in the Purchase Agreement) and the Ratchet Shares (as defined in the Purchase Agreement); excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

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1.23         “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.24         “Reporting Event” means the Company’s initial public offering of its Common Stock pursuant to an effective registration statement under the Securities Act, or equivalent law of another jurisdiction, or upon such date as the Company becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, including, without limitation, upon consummation of a reverse merger or upon the effectiveness of a registration statement on Form 10 filed by the Company under the Exchange Act or equivalent document.

1.25         “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.26         “Sale of the Company” a merger or consolidation (other than one in which shareholders of the Company own a majority of the voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company in which the consideration is either all cash or securities that are either registered for sale on an exchange or quotation system or otherwise unrestricted.

1.27         “SEC” means the Securities and Exchange Commission.

1.28         “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.29         “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.30         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.31         “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

2.          Registration Rights. The Company covenants and agrees as follows:

2.1           Demand Registration.

(a)           Form S-1 Demand. If at any time after one hundred eighty (180) days after the effective date of the registration statement for a Reporting Event, the Company receives a request from the Investor that the Company file a Form S-1 registration statement with

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respect to some or all of the Registrable Securities then outstanding, then, provided that the anticipated aggregate offering price, net of Selling Expenses, would exceed $5 million, the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holder; and (y) as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Initiating Holder, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holder requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within ten (10) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c), 2.1(d) and 2.3.

(b)          Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from the Investor that the Company file a Form S-3 registration statement with respect to Registrable Securities then outstanding, provided that the anticipated aggregate offering price, net of Selling Expenses, would exceed $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holder; and (ii) as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Initiating Holder, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within ten (10) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c)          Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holder is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such sixty (60) day period other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

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(d)          The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a), (i) during the period that is seventy-five (75) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holder proposes to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b), (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holder withdraws its request for such registration, except as a result of a material adverse change to the Company or its operations, and forfeits its right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).

2.2           Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for shareholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3           Underwriting Requirements.

(a)           If, pursuant to Subsection 2.1, the Initiating Holder intends to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holder, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided

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herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holder in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holder shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holder, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b)          In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is a Reporting Event, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other shareholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

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(c)          For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4           Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one year or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one year period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one year period shall be extended for up to one additional year, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)          prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)          furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)          use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions within the United States as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)          in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)          use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

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(g)          provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)          promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)          notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)          after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5           Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6           Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2 including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the fees and disbursements not to exceed $10,000 of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn

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registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf

2.7           Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8           Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)           To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection

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with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)          Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d)          To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such

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fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)          Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9           Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)          make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after a Reporting Event;

(b)          use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)          furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the Reporting Event), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10         Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration on other than either a pro rata basis with

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respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9.

2.11         “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating a Qualified IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days ), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall apply only to a Qualified IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all shareholders individually owning more than five percent (5%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12         Restrictions on Transfer.

(a)           The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

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(b)          Each certificate, instrument, or book entry representing (i) the Registrable Securities, and (ii) any other securities issued in respect of the securities referenced in clause (i), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c)          The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

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2.13         Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon:

(a)          the closing of a Qualified Liquidation Event; and

(b)          such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration.

3.          Information and Observer Rights.

3.1           Delivery of Financial Statements. The Company shall deliver to the Investor:

(a)           as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Subsection 3.1(d)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of shareholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)           as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of shareholders’ equity as of the end of such fiscal quarter, all prepared in accordance with the Accounting and Review standards of the American Institute of Certified Public Accountants (the “AICPA”) (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with the Accounting and Review standards of the AICPA);

(c)           as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investor to calculate its percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

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(d)          as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e)          with respect to (i) the financial statements called for in Subsection 3.1(a), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that the audited financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and its results of operation for the periods specified therein, and (ii) the financial statements called for in Subsection 3.1(b), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that the financial statements were prepared in accordance with the Accounting and Review standards of the AICPA consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and if the Financial Statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods, then any difference between the Financial Statements and the Financial Statements prepared in accordance with GAAP for any applicable period would be non-material; and

(f)          such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2           Inspection. The Company shall permit the Investor, at the Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to

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provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3           Observer Rights. As long as the Investor owns not less than fifty percent (50%) of the shares of the Common Stock it is purchasing under the Purchase Agreement, the Company shall invite a representative of the Investor to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel.

3.4           Termination of Information and Observer Rights. The covenants set forth in Subsection 3.1, Subsection 3.2, and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, or (ii) upon a Qualified Liquidation Event, whichever event occurs first.

3.5           Confidentiality. The Investor agrees that the Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by the Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from the Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any existing or prospective Affiliate, partner, member, shareholder, or wholly owned subsidiary of the Investor in the ordinary course of business, provided that the Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.          Rights to Future Stock Issuances.

4.1           Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Investor. The Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates.

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(a)          The Company shall give notice (the “Offer Notice”) to the Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)          By notification to the Company within twenty (20) days after the Offer Notice is given, the Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by the Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by the Investor) bears to the total Common Stock of the Company then held by all holders of the Company’s securities (including all shares of Common Stock issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by all holders of the Company’s securities). The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c)          If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investor in accordance with this Subsection 4.1.

(d)          The right of first offer in this Subsection 4.1 shall not be applicable to Excepted Securities.

4.2           Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, or (ii) upon a Qualified Liquidation Event, whichever event occurs first.

5.          Additional Covenants.

5.1           Insurance. The Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance and term “key-person” insurance on Pankaj Mohan, Ph.D., in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained

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until such time as the Board of Directors determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors. Each Key Holder hereby covenants and agrees that, to the extent such Key Holder is named under such key-person policy, such Key Holder will execute and deliver to the Company, as reasonably requested, a written notice and consent form with respect to such policy.

5.2           Employee Agreements. The Company will, cause (1) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form approved by the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the unanimous consent of the Board of Directors.

5.3           Matters Requiring Investor Approval. At any time during the Adjustment Period, so long as the Investor and its Affiliates own and hold at least 75% of the Purchased Shares outstanding, the Company hereby covenants and agrees with the Investor that it shall not, without approval of the Investor, such approval not to be unreasonably withheld or delayed:

(a)          change the principal business of the Company, enter new lines of business, or exit the current line of business of the Company;

(b)          enter into a Sale of the Company;

(c)          voluntarily commence a winding up proceeding for insolvency or bankruptcy of the Company or a general assignment for the benefit of its creditors or consent to the entry of a decree or order for relief from creditors under any applicable law or any admission by the Company of: (i) its inability to pays its debts, or (ii) any other action constituting a cause for the involuntary declaration of insolvency or bankruptcy;

(d)          issue any equity or debt securities for the purpose of raising capital prior to an initial public offering of the Common Stock, pursuant to which the equity of the Company is valued at less than $100 million prior to consummation of such offering, as calculated on a fully diluted basis;

(e)          consummate an initial public offering of the Common Stock, pursuant to which the equity of the Company is valued at less than $300 million prior to consummation of such offering, as calculated on a fully diluted basis;

(f)          sell all or substantially all of the Company’s assets or close an existing business or engage any business beyond the scope of the Business Plan (as defined in the Purchase Agreement);

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(g)          sell, transfer, lease or encumber any material part of the Company’s business or assets;

(h)          amend the Company’s Certificate of Incorporation;

(i)          change the name of the Company or transfer any Company Intellectual Property (as defined in the Purchase Agreement), unless such transfer is between the Company and its Affiliates;

(j)          apply to list the shares of Common Stock on any stock exchange or quotation service; or

(k)          change the registered office of the Company.

5.4           Matters Requiring Investor Notice. At any time during the Adjustment Period, so long as the Investor and its Affiliates own and hold at least 75% of the Purchased Shares outstanding, the Company hereby covenants and agrees with the Investor that it shall notify the Investor of the following actions:

(a)          any acquisition by the Company of any business or division of a third party by way of share purchase, business transfer, slump sale, asset purchase or any other mode of acquiring a business;

(b)          formation of joint ventures or partnerships by the Company or creation of a subsidiary by the Company;

(c)          any increase, decrease, buy back or other alteration, amendment or modification of authorized or issued equity capital of the Company or any alteration, amendment or modification to the rights of the holders of any equity capital of the Company or the creation of any rights or securities containing anti-dilution protection terms and the details of such terms thereof;

(d)          any declaration or payment of any dividend or distribution of profits or commissions to the shareholders, employees or directors of the Company;

(e)          any increase or decrease in the size of the Board of Directors;

(f)          entering into any transaction between the Company and a Related Party (as defined in the Purchase Agreement);

(g)          a material amendment or modification to a material compensatory plan, contract or arrangement of a Key Employee, or a material grant or award to any such Key Employee under any such plan, contract or arrangement;

(h)          any capital expenditure in excess of $2,000,000;

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(i)          an incurrence of any debt of the Company beyond three (3) times current debt as per the most recent audited financial statements, where debt includes without limitation short and long term debt and guarantees by the Company;

(j)          any litigation of the Company involving any amount in excess of $2,000,000; and

(k)          a termination or modification of any material contract or arrangement disclosed in Subsection 2.10 of the Disclosure Schedule to the Purchase Agreement, or any material contract or arrangement that would have been disclosed in Subsection 2.10 of the Disclosure Schedule to the Purchase Agreement if such contract or arrangement had been entered into as of the date hereof.

5.5           Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule.

5.6           Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.7           Expenses of Counsel. In the event of a transaction which is a Sale of the Company, the reasonable fees and disbursements, of one counsel for the Investor (“Investor Counsel”), in their capacities as shareholders, not to exceed $10,000 shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared

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without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

5.8           FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify the Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future to, comply in all material respects with all applicable laws.

5.9           Cooperation of Key Holders. The Key Holders shall use commercially reasonable efforts to (a) participate with or otherwise support the Company in its marketing, investor relations or other activities with respect to the issuance of any equity or debt securities by the Company for the purpose of raising capital, and (b) to cause the Company to consummate an initial public offering of the Common Stock.

5.10         Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.6 and 5.7, shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO or (ii) upon a Qualified Liquidation Event, whichever event occurs first.

6.          Miscellaneous.

6.1           Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 1,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other

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recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2           Governing Law. This Agreement shall be governed by the internal law of the State of New York.

6.3           Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4           Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature pages hereto or Schedule A (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to W. Raymond Felton, Greenbaum, Rowe, Smith & Davis LLP, 99 Wood Avenue South, Iselin, NJ 08830-2712 and if notice is given to the Investor, a copy shall also be given to Rick Werner, Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, NY 10112.

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6.6           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to the Investor without the written consent of the Investor. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7           Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8           Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9           Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Common Stock after the date hereof, any purchaser of such shares may become a party to this Agreement, upon written consent of the Investor, by executing and delivering a joinder agreement to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.

6.10         Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11         Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern

24

District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

6.12         Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

ONCOBIOLOGICS, INC.

By:	/s/ Pankaj Mohan

Name: Pankaj Mohan

Title: Chief Executive Officer

Address: 7 Clarke Drive
Cranbury, New Jersey 08512

INVESTOR:

STRIDES PHARMA INC.

By:	/s/ Joe Thomas

Name:	Joe Thomas
(print)

Title:	Director

Address: 201 South Main Street, Suite 3, Lambertville, New Jersey 08530

KEY HOLDERS:

Signature:	/s/ Pankaj Mohan

Name:	Pankaj Mohan

Signature Page to Investors’ Rights Agreement

SCHEDULE A

Key Holders

Pankaj Mohan, Ph.D., MBA

c/o Oncobiologics, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

AMENDMENT NO. 1 TO INVESTORS’ RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO INVESTORS’ RIGHTS AGREEMENT (this “Amendment”) is made as of the _26 day of June, 2014, by and among Oncobiologics, Inc., a New Jersey corporation (the “Company”), Strides Pharma, Inc., a company incorporated under the laws of New Jersey (the “Investor”), and the Key Holder signatory to this Amendment.

WHEREAS, on March 10, 2013, the Company and the Investor entered into that certain Securities Purchase Agreement (the “First Purchase Agreement”), pursuant to which the Investor agreed to purchase shares of Common Stock; and

WHEREAS, in connection with the First Purchase Agreement, the Company, the Investor, and the Key Holder entered into that certain Investors’ Rights Agreement (the “Investors’ Rights Agreement”), dated as of March 10, 2013;

WHEREAS, the Company and the Investor are parties to that certain Securities Purchase Agreement (the “Second Purchase Agreement”), of even date hereof, pursuant to which the Investor has agreed to purchase additional shares of Common Stock;

WHEREAS, in connection with the Second Purchase Agreement, the parties to the Investors’ Rights Agreement desire to amend the Investors’ Rights Agreement to make conforming changes and to acknowledge that the shares of Common Stock purchased by the Investor pursuant to the Second Purchase Agreement are subject to the Investors’ Rights Agreement and the rights of the Investor thereunder;

WHEREAS, each of the Company, the Key Holder holding the majority of the Registrable Securities outstanding as of the date hereof, and the Investor is willing to give its consent to amend the Investors’ Rights Agreement pursuant to Section 6.6 of the Investors’ Rights Agreement as expressly provided herein; and

WHEREAS, all capitalized terms used but not otherwise .defined herein shall have the meanings ascribed to such terms in the Investors’ Rights Agreement.

NOW, THEREFORE, the Company, the Key Holders and the Investor agree as follows:

1.	Amendments.

1.1           In the recitals of the Investors’ Rights Agreement, the following recital is hereby deleted:

“WHEREAS, the Company and the Investor are parties to the Securities Purchase Agreement of even date herewith (the “Purchase Agreement”); and”

and replaced in its entirety by the following:

“WHEREAS, the Company and the Investor are parties to the Securities Purchase Agreement, dated as of March 10, 2014 (the “First Purchase

Agreement”), and the Securities Purchase Agreement, dated as of June __, 2014 (the “Second Purchase Agreement”, and together with the First Purchase Agreement, the “Purchase Agreement”) pursuant to which the Investor has agreed to purchase shares of Common Stock; and”

1.2           Definitions. The following definitions in Section 1 of the Investors’ Rights Agreement is amended and replaced in its entirety by the following:

“Qualified IPO” means the closing by the Company of a firm commitment underwritten public offering with a price of at least $7.50 per share of Common Stock (as adjusted for stock dividends, splits, combinations and similar events) and gross proceeds to the Company of not less than $50 million.”

2.           Acknowledgement. The parties hereby acknowledge and agree that any shares of Common Stock acquired by the Investor pursuant to the Second Purchase Agreement are Registrable Securities under the Investors’ Rights Agreement, subject to the terms and conditions stated therein.

3.           Miscellaneous.

3.1           Continuing Effect. Except as expressly set forth in this Amendment, all of the terms and conditions of the Investors’ Rights Agreement shall remain unmodified and in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

3.2           Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

3.3           Governing Law. This Amendment shall be governed by the internal law of the State of New York.

3.4           Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

3.5           Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank]

2.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Investors’ Rights Agreement as of the date first written above.

COMPANY:

ONCOBIOLOGICS, INC.

By:	/s/ Pankaj Mohan PhD MBA

Name:	Pankaj Mohan PhD MBA
(print)
Title:	CEO

Address: 7 Clarke Drive, Cranbury, New Jersey 08512

INVESTOR:

STRIDES PHARMA INC.

By:	/s/ Joe Thomas

Name:	Joe Thomas
(print)

Title:	Director

Address: 201 South Main Street, Suite 3, Lambertville, New Jersey 08530

KEY HOLDER:

Signature:	/s/ Pankaj Mohan PhD MBA

Name: Pankaj Mohan, PhD., MBA

Oncobiologics, Inc.

Amendment and Waiver

This Amendment and Waiver (this “Amendment”) by the undersigned holders (the “Investors”) of shares of common stock, no par value per share (the “Common Stock”), of Oncobiologics, Inc., a New Jersey corporation (together with any successor thereto, the “Company”), is entered into as of September 28, 2015.

Recitals

WHEREAS, the Company has entered into a Securities Purchase Agreement with each of the Investors for the sale and issuance of Common Stock, of an aggregate purchase price of up to $67,000,000 (each a “Purchase Agreement” and together, the “Purchase Agreements”);

WHEREAS, the Company has entered into that certain Investors’ Rights Agreement, by and among Strides Pharma Inc. (“Strides”) and Dr. Pankaj Mohan, dated as of March 10, 2014 (the “Rights Agreement”);

WHEREAS, the Company has entered into a Joinder Agreement with each of the Investors other than Strides, joining each such Investor as a party to the Rights Agreement, as an “Investor” thereunder;

WHEREAS, the Company intends to file a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed initial public offering of its Common Stock, which will be offered on an underwritten basis (the “Proposed IPO”);

WHEREAS, the Rights Agreement provides the parties thereto with certain rights with respect to the Common Stock that terminate upon the consummation of the Proposed IPO;

WHEREAS, the underwriters of the Proposed IPO have directed the Company to amend the definition of “Qualified IPO”;

WHEREAS, pursuant to Section 2.2 of the Rights Agreement, each Investor (as defined in the Rights Agreement) is entitled to receive notice of the filing by the Company of any registration statement under the Securities Act of 1933, as amended, for the purposes of a public offering of Common Stock of the Company (the “Notice Rights”) and, under certain circumstances, hold rights (the “Registration Rights”) with respect to the registration of their Registrable Securities in connection therewith, including the Proposed IPO;

WHEREAS, each Investor agrees to (i) amend the definition of Qualified IPO, (ii) waive its Notice Rights and Registration Rights pursuant to Section 2.2 of the Rights Agreement in connection with the Proposed IPO and (iii) clarify certain other provisions of the Rights Agreement;

WHEREAS, pursuant to Section 6.6 of the Rights Agreement, the Rights Agreement may be amended with the written consent of the Company and the holders of a majority of the Registrable Securities outstanding (the “Rights Agreement Threshold”); and

WHEREAS, the undersigned represent the Rights Agreement Threshold.

Agreement

Pursuant to Section 6.6 of the Rights Agreement, the undersigned parties hereby agree:

a)	to amend and restate Section 1.2 of the Rights Agreement as follows:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital, private equity or similar investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.;

b)	to amend and restate Section 1.20 of the Rights Agreement as follows:

“Qualified IPO” means the closing by the Company of a firm commitment underwritten public offering with gross proceeds to the Company of not less than $50 million.;

c)	to waive its Notice Rights and Registration Rights pursuant to Section 2.2 of the Rights Agreement with respect to the Proposed IPO;

d)	that the term “Registrable Securities” as used in the Rights Agreement shall be amended to include, in addition to all shares of equity securities currently included in the definition of “Registrable Securities”, all securities purchased by Investors pursuant to the Purchase Agreements such that each Investor shall be considered a “Holder” under the Rights Agreement;

e)	that for the avoidance of doubt, a customary arrangement in connection with the deposit of Registrable Securities in a non-margin custodial account shall not be deemed a sale, transfer or pledge for purposes of Section 2.12 of the Rights Agreement, so long as such Registrable Securities are in certificated form (it being understood that the Company may require the exchange of any such certificated securities for book-entry shares upon an underwritten public offering);

f)	that notwithstanding anything in this Agreement or in the Rights Agreement to the contrary, the terms of Section 4 of the Rights Agreement may not be amended, modified or terminated with respect to any Investor without the written consent of such Investor;

g)	that for the purposes of Sections 5.3 and 5.4 of the Rights Agreement, the applicable covenants shall terminate (i) with respect to all of the Investors, at such time as all Investors and their respective affiliates, in the aggregate, own and hold less than fifty percent (50%) of the aggregate shares purchased and sold pursuant to the Purchase Agreements (as defined herein) and the Purchase Agreement (as defined in the Rights Agreement) and (ii) with respect to each individual Investor, at such time as such Investor and its respective affiliates, in the aggregate, own and hold less than seventy-five percent (75%) of the shares purchased

5.

by such Investor pursuant to the Purchase Agreements (as defined herein) or the Purchase Agreement (as defined in the Rights Agreement), as applicable;

h)	that for the purposes of Section 6.6 of the Rights Agreement exclusively, the term “Investor” shall mean the Investors collectively holding a majority of Registrable Securities held by all of the Investors; and

i)	that for the purpose of Section 6.9 of the Rights Agreement exclusively, the term “Investor” shall mean the Investors collectively holding a majority of Registrable Securities held by all of the Investors.

j)	to add the following text as a new Section 5.11 of the Rights Agreement:

“5.11. Additional Matters Requiring Investor Approval. The Company hereby covenants and agrees with each Investor that (i) so long as the Investor, together with its affiliates, continues to own and hold at least seventy-five percent (75%) of the shares purchased by such Investor pursuant to the Purchase Agreements (as defined herein) or the Purchase Agreement (as defined in the Rights Agreement), as applicable, and (ii) all Investors and their respective affiliates, in the aggregate, own and hold at least fifty-percent (50%) of the aggregate shares purchased and sold pursuant to the Purchase Agreements (as defined herein) and the Purchase Agreement (as defined in the Rights Agreement), the Company shall not (by amendment, merger, consolidation or otherwise), without approval of such Investor:

a.	redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, (ii) the redemption of any share or shares of Preferred Stock in accordance with Section 3 of the Certificate of Designation adopted with respect to each of the Series A Preferred Stock and Series B Preferred Stock (the “Certificates of Designation”) or (iii) a redemption, repurchase or acquisition on a pro-rata basis for all classes of stock of the Company;

b.	pay or declare any dividend on any shares of capital stock of the Company other than (i) the dividend obligations of the Company in accordance with Section 1 of the Certificates of Designation, or (ii) dividends payable on a pro-rata basis to all classes of stock of the Company;

c.	amend, alter or repeal any provision of the Company’s Certificate of Incorporation (including any Certificates of Designation) or Bylaws so as to materially increase the rights of the holders of Preferred Stock; or

d.	enter into or modify any transaction or agreement between the Company and any of its shareholders with respect to the rights that have been granted (or that have not been granted) to any shareholder of the Company.”

6.

Miscellaneous

Except as set forth above, all the terms and provisions of the Rights Agreement shall continue in full force and effect.

This Amendment may be executed in one or more counterparts (including via PDF copy), each of which shall be deemed an original, and all of which together shall constitute one instrument.

(Signature Pages Follow)

7.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Amendment as of the date first above written.

ONCOBIOLOGICS, INC.:

By:	/s/ Pankaj Mohan, Ph.D.

Name:	Pankaj Mohan, Ph.D.

Title:	President and Chief Executive Officer

INVESTOR:

By:

Name:

Title:

8.